IRREVOCABLE AND CONTINUING PROXY

     Pursuant to the terms of that certain Share Exchange Agreement, dated as of August 25, 2003 (the “Agreement”), by and among DST Systems, Inc., a Delaware corporation (“DST”), DST Output Marketing Services, Inc., a New York corporation (“OMS”), and the undersigned Janus Capital Group Inc., a Delaware corporation (“Janus”), Janus hereby irrevocably appoints the DST Proxy Committee as it shall be constituted from time to time by the Board of Directors of DST, with full power of substitution, as its attorney-in-fact and proxy to attend meetings, vote, execute and deliver written consents and in all other ways act in its place with respect to the exercise of all voting rights with respect to seven million four hundred twenty-four thousand and fifty-two (7,424,052) shares of common stock, par value $0.01 per share, of DST owned by Janus as of the date hereof, appropriately adjusted for any stock dividend, stock split, reverse stock split, share combination, reclassification, recapitalization or similar transaction with respect to the common stock of DST (the “Shares”), until the termination of this proxy as provided below.

     Janus hereby represents, warrants and covenants that (i) this proxy is irrevocable and is coupled with an interest, (ii) Janus shall take all action reasonably requested by the DST Proxy Committee and/or DST to effect the intent of this proxy and (iii) the DST Proxy Committee is hereby authorized to do all such things and take all such actions as necessary to carry out the rights granted hereunder. Janus further confirms that this proxy may be exercised by the DST Proxy Committee with respect to each matter presented to the Stockholders of DST.

     THIS PROXY SHALL TERMINATE UPON ANY TRANSFER OF THE SHARES (INCLUDING PURSUANT TO ANY PLEDGE OR LOAN OF THE SHARES OR ANY SIMILAR TRANSACTION), WITH RESPECT TO THE SHARES TRANSFERRED, EXCEPT WITH RESPECT TO ANY SHARES AS TO WHICH JANUS OR ANY AFFILIATE OF JANUS SHALL HAVE RETAINED VOTING RIGHTS.

Dated: December 1, 2003

JANUS CAPITAL GROUP INC.

By:	/s/ Loren M. Starr

Name:	Loren M. Starr
Title:	Senior Vice President and Chief
Financial Officer